EXHIBIT 10.2

EXHIBIT A

INTEREST – BEARING LOAN AGREEMENT

FOR VALUE RECEIVED, Interactive Holdings Limited, a Hong Kong corporation (the “Company”) and each other current or future entity, affiliate, subsidiary or associate of the Company (the “Borrower”), hereby promises to pay to Xplosion Incorporated, a Nevada Corporation, (the “Lender”) or its registered assigns or successors in interest, such amount outstanding under this Loan Agreement, of USD $100,000, in lawful money of the Country of the United States together with any accrued and unpaid interest hereon, on January 31, 2017 (the “Maturity Date”) if not sooner paid.

The following terms shall apply to this Loan:

ARTICLE I INTEREST & AMORTIZATION

1.1 Availability. The Borrower hereby acknowledges and agrees that the advance and availability of the loan of $100,000 USD by the Lender to the Borrower which shall be made available by the Lender to the Borrower on or before the end of business on January 31, 2016.

1.2 Interest Rate. Interest payable on this Loan shall accrue at a rate per month (the “Interest Rate”) equal to 2% per month during the defined loan term. The interest is due and payable in full on the Maturity Date (and on the Maturity Date). In the event the loan is not paid back by the Maturity Date, then the loan amount will be privy to penalty interest amounts as defined under Sections 4.2 and/or 4.3 of the Agreement hereto.

1.3 Currency. All principal, interest and other amounts owing under this Loan, are paid in cash shall be paid in USD dollars.

1.4 Taxes.

(a) Any and all payments by the Borrower hereunder, including any amounts received on redemption of the Loan and any amounts on account of interest or deemed interest, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on net income or franchise taxes of the Lender by the jurisdiction in which such person is organized or has its principal office (all such non-excluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Lender, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.4) the Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

(b) In addition, Borrower agrees to pay to the relevant governmental authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Loan (“Other Taxes”). The Borrower shall deliver to the Lender official receipts, if any, in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes or other evidence of payment reasonably acceptable to the Lender.

1

(c) The obligations of the Borrower under this Section 1.4 shall survive the termination of this Loan and the payment of the Loan and all other amounts payable hereunder.

ARTICLE II REPAYMENT

2.1 Optional Early Redemption in Cash. The Borrower will have the option but not the obligation of prepaying this Loan (“Optional Early Redemption”) by paying to the Lender the Prepayment Premium (as hereinafter defined) together with accrued but unpaid interest thereon to the Redemption Payment Date (as hereinafter defined) and any and all other unpaid amounts then due, accrued, payable or owing to the Lender under this Loan (the “Redemption Amount”). The “Prepayment Premium” for the period commencing on the date hereof up to and including the Maturity Date, shall be equal to one hundred and twenty percent (120%) of the Outstanding Principal Amount at the date of redemption. The Borrower shall deliver to the Lender a written notice of redemption (the “Notice of Redemption”) specifying the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be ten (10) business days after the date of the Notice of Redemption (the “Redemption Period”). On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Lender. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void.

2.2 Maturity; Surrender, Etc. In the case of a repayment of this Loan pursuant to this Article II 2.1, the Principal Amount of this Loan to be repaid shall mature and become due and payable on the Maturity Date together with interest on such Principal Amount accrued to such date and any other amount due and payable under this Loan to the extent that such amounts are outstanding as of the applicable Maturity Date. From and after such date, unless the Borrower shall fail to pay such Principal Amount when so due and payable together with the interest and other amounts as aforesaid, interest on such Principal Amount shall cease to accrue. The Lender shall make the appropriate reduction to the Principal Amount, accrued interest and other amounts due, accrued, payable or owing as entered in its records and shall provide written notice thereof to the Borrower within one (1) Business Day of the applicable Payment Date. If this Loan is paid in full, it shall be surrendered to the Borrower and cancelled and shall not be reissued and no Loan shall be issued in lieu of any paid Principal Amount of this Loan.

ARTICLE III CONDITIONS PRECEDENT

3.1 Conditions Precedent. The following conditions precedent shall be satisfied by the Borrower prior to the date upon which the Loan shall be advanced by the Lender to the Borrower (the “First Advance Date”):

(a) The Borrower shall obtain the Lender’s prior consent to the advance of the Loan;

(b) And upon delivery or confirmation thereof, as the case may be, the Lender shall make the Loan amount available to the Borrower and shall advance the amount of the Loan as requested to the Borrower.

2

ARTICLE IV EVENTS OF DEFAULT AND DEFAULT RELATED PROVISIONS

4.1 Events of Default. The occurrence of an Event of Default is defined (“Event of Default”) as the payment of the loan and interest in Full not being made to the Lender by the Borrower on or before the Maturity Date of January 31, 2017, defined herein.

4.2 Default Interest. Following the occurrence and during the continuance of such an Event of Default, the Borrower shall, jointly and severally, be required to pay interest on the outstanding principal balance of this Loan in an amount equal to ten percent (10%) per month if up to 30 days late in full payment following the Maturity Date, fifteen percent (15%) per month if 31 – 60 days late in payment following the Maturity Date, and twenty (20%) per month if 61 – 90 days late in payment, following the Maturity Date. In the event that the loan amount remains unpaid for a period of greater than 91 days overdue past the Maturity Date, then the Lender will not only be entitled to the Default Interest herein defined, but also will be entitled to the Default Payment as defined below. All outstanding Obligations, including unpaid interest, shall continue to accrue interest at such Default Interest Rate herein defined from the date of such Event of Default until the date such Event of Default is cured or waived.

4.3 Default Payment. Following the occurrence of on-going Events of Default that continue for a period 91 or more days past the Maturity Date, the Lender, at its option, may elect, acting reasonably and in good faith, in addition to all rights and remedies of the Lender all obligations and liabilities of the Borrower to pay Default Interest, to demand the Borrower to make a Default Payment (“Default Payment”). The Default Payment shall be one hundred fifty-nine percent (159%) of the outstanding principal amount of the Loan, inclusive of any/all accrued but unpaid interest as per the Default Interest amount, and all other amounts payable hereunder. The Default Payment shall be applied first to accrued and unpaid interest due on the Loan and then to the outstanding principal balance of the Loan. The Default Payment shall be due and payable immediately on the date that the Lender has exercised its rights pursuant to this Section 4.3.

ARTICLE V MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Lender hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively received: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day or (c) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower as referenced here and to the Lender as referenced here at such address as the Borrower or the Lender may designate by ten days advance written notice to the other parties hereto when such Notice is required.

3

5.3 Amendment Provision. The term “Loan” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 5.4 hereof, as it may be amended or supplemented.

5.4 Assignability. This Loan shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Lender and its successors and assigns, and may be assigned by the Lender. This Loan shall not be assigned by the Borrower without the consent of the Lender.

5.5 Governing Law. This Loan shall be governed by and construed in accordance with the laws of Hong Kong, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in Hong Kong or in the federal courts located in Hong Kong and waive trial by jury. Both parties and the individual signing this Loan on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Loan is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Loan. Nothing contained herein shall be deemed or operate to preclude the Lender from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to the Lender, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favour of the Lender. The Borrower acknowledges that legal counsel participated in the preparation of this Loan and, therefore, stipulates that the rules of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Loan to favour any party against the other party.

5.6 Judgment Currency.

(a) If for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 5.6 referred to as the “Judgment Currency”) an amount due in USD dollars under this Loan, the conversion shall be made at the Exchange Rate prevailing on the business day immediately preceding:

(i) the date actual payment of the amount due, in the case of any proceeding in the courts or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this paragraph 5.6(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”)

(b) If in the case of any proceeding in the court of any jurisdiction referred to in paragraph 5.6(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of USD dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c) Any amount due from the Borrower under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Loan.

4

5.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Lender and thus refunded to the Borrower.

5.8 Interest and Guarantee. The obligations of the Borrower under this Loan are guaranteed by the Borrower in full.

5.9 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Loan and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Loan to favor any party against the other.

5.10 Cost of Collection. If default is made in the payment of this Loan, the Borrower shall pay to Lender reasonable costs of collection, including reasonable legal fees.

5

IN WITNESS WHEREOF, the Borrower has caused this Loan to be signed in its name effective as of this 7th day of December, 2015.

INTERACTIVE HOLDINGS LIMITED
(the “BORROWER”)

/s/Andy Smith
Andrew James Smith
Director & CEO

XPLOSION INCORPORATED
(the “LENDER”)

/s/Nicholas Galan
Nicholas Galan
President, CEO, Director

6